Exhibit 5.1

OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

[FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

December 21, 2018

Navios Maritime Holdings Inc.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Ladies and Gentlemen:

We are acting as New York counsel to Navios Maritime Holdings Inc., a Republic of the Marshall Islands corporation (the “Issuer”) in connection with a Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer to exchange cash and/or up to $15.6 million in aggregate principal amount of newly issued 9.75% Senior Notes due 2024 (the “Notes”), which are being registered under the Securities Act, for (i) up to 946,100 (representing approximately 66 2/3%) of the Issuer’s American Depositary Shares, each representing 1/100th of a Share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G ADSs”) and (ii) up to 1,907,600 (representing approximately 66 2/3%) of the Issuer’s American Depositary Shares, each representing 1/100th of a Share of 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H ADSs”).

All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with the opinion expressed herein, we have (i) investigated such questions of law, (ii) examined originals or certified, facsimile, conformed, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Issuer, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Issuer and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the the form of indenture between the Issuer and Wilmington Trust, National Association, as trustee (the “Trustee”) with respect to the 9.75% Senior Notes due 2024 (the “Indenture”). The Indenture and the Notes are collectively referred to herein as the “Documents”.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Issuer and others, and assume compliance on the part of the Issuer with its’ covenants and agreements contained therein.

To the extent it may be relevant to the opinion expressed herein, we have assumed that (i) the Registration Statement has become effective under the Securities Act and the Indenture has been qualified under the TIA; (ii) the Notes have been duly authorized and executed by the Issuer; (iii) the Notes have been duly authenticated and delivered by the Trustee; (iv) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (v) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto, the execution thereof does not violate the charter, the by-laws or any other organizational document of any such parties or the laws of the jurisdiction of incorporation of any such parties, and each of the Documents constitutes valid and binding obligations of all the parties thereto (other than as expressly addressed in the opinion below as to the Issuer) enforceable against such parties in accordance with their respective terms; (vi) all of the parties to the Documents will comply with all laws applicable thereto; (vii) the Indenture has been duly executed and delivered in substantially the form filed as an exhibit to the Registration Statement; and (viii) the Notes are in substantially the form included as an exhibit to the Indenture.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Series G ADSs and Series H ADSs as contemplated by the Registration Statement, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

The opinion set forth above is subject to the following qualifications:

(A)    We express no opinion as to the legality, validity, binding effect or enforceability of any provision of the Documents:

(i)    relating to indemnification, contribution or exculpation;

(ii)    containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Issuer under any of such Documents, agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(iii)    related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, (b) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York in each case applying the law and choice of law principles of the State of New York, (c) service of process except in accordance with applicable law, or (d) waivers of any rights to trial by jury;

(iv)    specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(v)    purporting to give any person or entity the power to accelerate obligations at will or without any notice to the Issuer;

(vi)    which may be construed to be in the nature of a penalty;

(vii)    with respect to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located; and

(viii)    requiring that any unearned portion of the Notes issued at a discount be paid upon acceleration or otherwise earlier than the stated final maturity.

(B)    The opinion expressed above is subject to the effect of, and we express no opinion herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

(C)    We express no opinion as to any agreement, instrument or other document referred to, or incorporated by reference, in any of the Documents.

(D)    Our opinion above is subject to the following:

(i)    bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii)    general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law;

(iii)    the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally; and

(iv)    the qualification that certain provisions of the Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Documents as a whole, and the Documents and the laws of the State of New York contain adequate provisions for enforcing payment of the obligations governed or secured thereby, subject to the other qualifications in this letter.

(E)    We express no opinion as to compliance with the rules and regulations of the FINRA.

(F)    We express no opinion as to the legality, validity, binding effect or enforceability of Section 13.16(a) of the Indenture providing for the Issuer’s indemnity against loss in connection with obtaining a court judgment in another currency.

(G)    We express no opinion as to the legality, validity, binding effect or enforceability of any document that is or may be deemed to be or purports to create a power of attorney.

The opinion expressed herein is limited solely to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. Insofar as the opinion expressed herein involves the laws of the Republic of the Marshall Islands, we have relied with your permission on the opinion of Reeder & Simpson P.C. filed as Exhibit 5.2 to the Registration Statement.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given solely as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP